Exhibit 99.1

For Immediate Release — April 30, 2007

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Third Quarter Earnings and Quarterly Dividend

Asset Quality improves; Core Noninterest Income increases 10.5 percent year-over-year

SIOUX FALLS, SD, April 30 — HF Financial Corp. (NASDAQ: HFFC) today reported earnings of $1.0 million, or $0.25 per share of diluted earnings, for the fiscal third quarter ended March 31, 2007, versus $1.3 million or $0.31 per share of diluted earnings, down 17 percent, versus the comparable period last year.

Net interest income for the quarter, prior to the provision for loan losses, totaled $6.4 million, an increase of $21,000 or 0.3 percent, over the same period last year.  Net interest margin on a fully taxable equivalent basis for the quarter was 2.87 percent compared to 3.06 percent for the comparable period last year.

“HF Financial continues to manage the challenging effect of a flat and inverted yield curve,” said Curt Hage, HF Financial Chairman, President and CEO. “As a result, we do not expect any increases in core net interest margin ratios until the slope of the yield curve resumes its historically positive slope.”

The Board of Directors authorized a 10 percent stock buyback plan for the period of May 1, 2007 through April 30, 2008.

Operational highlights from the quarter include:

•                  Asset quality continues to improve.  Lower nonperforming loan ratios combined with lower charge-offs contributed to a lower loan loss provision during the quarter.  Nonperforming loans and leases as a percentage of total loans and leases decreased to 0.46 percent at March 31, 2007, from 0.65 percent a year ago.  The company does not rely on subprime mortgage lending in the subprime market and is not subject to the issues being faced by those companies engaged heavily in this activity.

•                  Increased noninterest income also improved significantly on a comparable basis.  Exclusive of the $3.6 million gain on sale of land in fiscal 2006 and the $2.8 million gain on sale of branches in fiscal 2007, the company has increased core noninterest income by $722,000 or 10.5 percent from a year ago.

•                  Finally, HF Financial opened up its fifth in-store location in Sioux Falls, SD, as part of its expanding partnership with Hy-Vee Food Stores.

For the quarter, the provision for loan and lease losses decreased by 91.9 percent, to $34,000 from $418,000 in the comparable period last year. Net interest income after provision for loan and lease losses totaled $6.4 million, up 6.8 percent from $6.0 million in the comparable period last year.

Noninterest income for the quarter totaled $2.6 million, up $536,000 or 25.8 percent, versus the comparable period last year, a result primarily attributable to loan servicing income and fees on deposits.  Loan servicing income increased $407,000 in the quarter ended March 31, 2007 versus the comparable period in 2006.  This increase was attributable primarily to the purchase of mortgage servicing rights in the quarter ending September 30, 2006.  Fees on deposits increased $203,000 in the quarter ended March 31, 2007 versus the same period a year ago.  This increase was driven by higher activity and increased service pricing.

Noninterest expense during the quarter increased $1.0 million, or 16.3 percent, over the comparable period last year, a result attributable primarily to increases of $724,000 in employee compensation and benefits.  Net healthcare costs increased significantly due to a spike in claims.  The company has a self-insured healthcare plan and has experienced reasonable increases over the past several years.  While the costs of a self-insured health plan tends to have claim spikes, management believes the overall long-term

cost of this type of plan is lower than alternate plans.    Specific increases in employee compensation and benefits include $378,000 in net healthcare costs and $257,000 in variable pay related to performance incentives.  In addition, occupancy and equipment costs increased $101,000, primarily attributable to several new branches opened over the last year.

March Year-to-Date Results

For the nine months ended March 31, 2007, the Company reported earnings of $4.2 million, or $1.05 per share of diluted earnings, versus $3.6 million, or $0.89 per share of diluted earnings, in the comparable period last year.

Net interest income for the year-to-date, prior to the provision for loan and lease losses, totaled $18.9 million, a decrease of $229,000 or 1.2% over the same period last year.  Year-to-date, the provision for loan and lease losses decreased 82.6 percent, to $786,000 from $4.5 million in the comparable period last year.  Net interest income after provision for loan and lease losses totaled $18.1 million, up 23.9 percent from $14.6 million in the comparable period last year.

Net interest margin on a fully taxable equivalent basis for the nine-month period ended March 31, 2007, was 2.80 percent compared to 3.04 percent for the comparable period last year.  During the period, $1.9 million in loans were placed into nonaccrual status, resulting in a reversal of $154,000 in interest income, compared to $2.3 million in nonaccrual loans and a reversal of $103,000 in interest income for the comparable period last year.  Higher interest rates and the expensing of $290,000 of unamortized debt issuance costs raised the interest expense by $488,000 on the company’s trust preferred securities for the nine months ended March 31, 2007, compared to the nine months ended March 31, 2006.  The effect of this increase in cost of funds lowered net interest margin by four basis points compared to the same period last year.

Noninterest income for the nine months ended March 31, 2007, totaled $10.4 million, down $72,000 or 0.7 percent, versus the comparable period last year, a result primarily attributable to the company’s branch sales gain of $2.8 million in fiscal 2007 offset by the land sale gain of $3.6 million in fiscal 2006.  Loan servicing income increased $490,000 from a year ago, attributable primarily to the purchase of mortgage servicing rights in the quarter ending September 30, 2006.  Fees on deposits increased by $365,000 from the same period a year ago, due in part to increased households served and to increased service pricing in the quarter ending December 31, 2006.

Noninterest expense during the first nine months of fiscal 2007 increased $2.3 million, or 11.5 percent, over the comparable period last year, a result primarily attributable to an increase of $843,000 in compensation and employee benefits as well as marketing expenses increasing by $760,000 associated with several targeted product and branch promotions.  Specific increases in employee compensation and benefits include $372,000 in short-term compensation variable pay and $343,000 in net healthcare costs.  Occupancy and equipment costs increased by $388,000, primarily relating to several new branch openings and existing branch renovations.

Total nonperforming assets decreased $627,000, or 13.2 percent, in the nine months ended March 31, 2007 compared to the comparable period last year.  The decrease in nonperforming assets was primarily attributable to a decrease of $1.3 million in accruing loans and leases delinquent more than 90 days to $1.5 million at March 31, 2007 from $2.8 million at March 31, 2006.  In addition, this decrease in nonperforming assets was partially offset by increases of $444,000 and $174,000 in foreclosed assets and nonaccruing loans and leases, respectively.

Average interest-earning assets increased 8.2 percent, yielding 6.70 percent for the nine months ended March 31, 2007, compared to the comparable period last year, which yielded 6.15 percent.  Average interest-bearing liabilities increased 7.7 percent, with a cost of funds of 4.40 percent for the nine months ended March 31, 2006 compared to the similar period last year with a cost of funds rate of 3.47 percent.

Deposits at March 31, 2007 totaled $787.1 million, an increase of $18.1 million or 2.4 percent from the balance at June 30, 2006.  During the nine-month period, savings accounts decreased by $27.1 million from $76.7 million to $49.6 million, offset by a $39.8 million increase in certificates of deposit from $320.2 million to $360.0 million.  This decrease in savings accounts was primarily a result of seasonal fluctuations experienced in public funds, while the increase in certificates of deposits was primarily driven by wholesale funding sources.

Home Federal Opens New Banking Center in Sioux Falls

In March, Home Federal Bank expanded its presence in Sioux Falls by opening an in-store branch within a new Hy-Vee supermarket.

“We value our business relationship with Hy-Vee and look forward to this new opportunity to expand our commitment to be the most convenient financial service provider in our market,” Hage said.  “This marks our fifth Hy-Vee branch in Sioux Falls and now puts us in every Hy-Vee store in Sioux Falls.”

Said Darrel L. Posegate, President of Home Federal Bank:  “We are pleased to respond to our customers’ requests for extended hours and the seven days-a-week face to face service we provide in Hy-Vee.”  “We are committed to offering this essential level of service and convenience for our customers as we relate to their busy lifestyles.”

Quarterly Dividend Declared

The Company announced it will pay a quarterly cash dividend of 10.50 cents per share for the third quarter of the 2007 fiscal year.  The dividend will be paid on May 16, 2007 to stockholders of record on May 10, 2007.

About HF Financial

HF Financial Corp., based in Sioux Falls, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of March 31, 2007, the Company had total assets of $996.1 million and stockholders’ equity of $61.8 million.  The Company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

*                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

*                 Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

*      Forecasts of future economic performance.

*      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to, the risks discussed in Part I, Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for Fiscal 2006 and the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Interest, dividend and loan fee income:
Loans and leases receivable	$13,435	$11,829	$40,403	$34,543
Investment securities and interest-earning deposits	1,925	1,637	5,698	4,538
	15,360	13,466	46,101	39,081
Interest expense:
Deposits	7,268	5,239	21,168	14,328
Advances from Federal Home Loan Bank and other borrowings	1,689	1,845	6,052	5,643
	8,957	7,084	27,220	19,971
Net interest income	6,403	6,382	18,881	19,110

Provision for losses on loans and leases	34	418	786	4,510
Net interest income after provision for losses on loans and leases	6,369	5,964	18,095	14,600
Noninterest income:
Gain on sale of branches, net	—	—	2,763	—
Fees on deposits	1,232	1,029	3,740	3,375
Loan servicing income	525	118	1,295	805
Gain on sale of loans, net	223	280	679	688
Trust income	238	214	684	609
Gain on sale of land, net	—	—	—	3,557
Other	395	436	1,218	1,417
	2,613	2,077	10,379	10,451
Noninterest expense:
Compensation and employee benefits	4,768	4,044	13,402	12,559
Occupancy and equipment	962	861	2,858	2,470
Other	1,741	1,520	5,811	4,762
	7,471	6,425	22,071	19,791
Income before income taxes	1,511	1,616	6,403	5,260
Income tax expense	477	366	2,161	1,688
Net income	$1,034	$1,250	$4,242	$3,572

Earnings per share:
Basic	$0.26	$0.32	$1.07	$0.91
Diluted	0.25	0.31	1.05	0.89
Weighted average shares:
Basic	3,982,096	3,937,219	3,970,119	3,904,871
Diluted	4,065,310	4,025,351	4,048,119	3,991,112

Outstanding shares: (end of period)	3,987,796	3,940,528	3,987,796	3,940,528

Share data for all periods presented has been adjusted for the 10% stock dividend paid on April 24, 2006.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	3/31/2007	6/30/2006	3/31/2006
Balance Sheet Data
Total assets	$996,124	$961,294	$921,249
Cash and cash equivalents	30,465	27,037	17,426
Securities available for sale	138,675	145,518	143,226
Loans and leases receivable, net	750,246	721,603	693,469
Loans held for sale	9,210	7,623	9,243
Deposits	787,114	769,002	705,265
Advances from Federal Home Loan Bank and other borrowings	90,500	91,620	114,515
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	61,763	56,058	55,690

Equity to total assets (end of period)	6.20%	5.83%	6.05%
Book value per share (1)	$15.49	$14.20	$14.13

Tier I (core) capital (2)	8.27%	8.10%	8.24%
Risk-based capital (2)	10.94%	10.65%	10.81%

Number of full-service offices	33	35	35

Asset Quality
Nonaccruing loans and leases	$2,023	$1,035	$1,849
Accruing loans and leases delinquent more than 90 days	1,517	2,330	2,762
Foreclosed assets	570	527	126
Total nonperforming assets	$4,110	$3,892	$4,737

FASB Statement No. 5 Allowance for loan and lease losses	$5,778	$5,657	$5,369
FASB Statement No. 114 Impaired loan valuation allowance	—	—	—
Total allowance for loans and lease losses	$5,778	$5,657	$5,369

Ratio of nonperforming assets to total assets (end of period)	0.41%	0.40%	0.51%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.46%	0.46%	0.65%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.76%	0.77%	0.76%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	163.22%	168.11%	116.44%

(1)             Equity divided by number of shares of outstanding common stock.  Retroactively adjusted for the 10% stock dividend paid on April 24, 2006.

(2)             Capital ratios for Home Federal Bank.

(3)             Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	At March 31, 2007		At June 30, 2006
		Percent of		Percent of
		Loans in		Loans in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)
One-to four-family (1)	$107,090	14.16%	$100,585	13.83%
Commercial business and real estate (2) (3)	282,903	37.42%	247,643	34.05%
Multi-family real estate	32,757	4.33%	34,066	4.69%
Equipment finance leases	23,248	3.08%	29,406	4.04%
Consumer Direct (4)	102,825	13.60%	110,493	15.19%
Consumer Indirect	87,754	11.61%	91,601	12.60%
Agricultural	106,643	14.11%	89,437	12.30%
Construction and development	12,804	1.69%	24,029	3.30%
Total Loans and Leases Receivable (5)	$756,024	100.00%	$727,260	100.00%

(1)             Excludes $6,392 and $6,980 loans held for sale at March 31, 2007 and June 30, 2006, respectively.

(2)             Includes $3,297 and $3,388 tax-exempt leases at March 31, 2007 and June 30, 2006, respectively.

(3)             Excludes $223 commercial loans held for sale at March 31, 2007 and June 30, 2006.

(4)             Excludes $2,595 and $420 student loans held for sale at March 31, 2007 and June 30, 2006, respectively.

(5)             Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At March 31, 2007		At June 30, 2006
		Percent of		Percent of
		Deposits in		Deposits in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)
Noninterest bearing checking accounts	$79,117	10.05%	$84,757	11.02%
Interest bearing checking accounts	67,884	8.63%	54,862	7.14%
Money market accounts	230,479	29.28%	232,471	30.23%
Savings accounts	49,592	6.30%	76,695	9.97%
Certificates of deposit	360,042	45.74%	320,217	41.64%
Total Deposits	$787,114	100.00%	$769,002	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	3/31/2007	3/31/2006	3/31/2007	3/31/2006
Balance, beginning	$5,869	$5,174	$5,657	$5,076
Provision charged to income	34	418	786	4,510
Charge-offs	(218)	(297)	(919)	(4,449)
Recoveries	93	74	254	232
Balance, ending	$5,778	$5,369	$5,778	$5,369

Average Balances, Interest Yields and Rates

	Nine Months Ended
	3/31/2007		3/31/2006
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$755,079	7.13%	$692,707	6.64%
Investment securities (2) (3)	161,624	4.70%	154,408	3.92%
Total interest-earning assets	916,703	6.70%	847,115	6.15%
Noninterest-earning assets	68,177		69,433
Total assets	$984,880		$916,548

Interest-bearing liabilities:
Deposits:
Checking and money market	$281,144	3.77%	$271,898	2.88%
Savings	43,302	2.50%	51,325	2.12%
Certificates of deposit	361,828	4.57%	293,528	3.46%
Total interest-bearing deposits	686,274	4.11%	616,751	3.09%
FHLB advances and other borrowings	110,696	4.74%	121,392	4.41%
Subordinated debentures payable to trusts (4)	27,837	10.12%	27,837	7.78%

Total interest-bearing liabilities	824,807	4.40%	765,980	3.47%
Noninterest-bearing deposits	77,069		76,791
Other liabilities	23,998		19,278
Total liabilities	925,874		862,049
Equity	59,006		54,499
Total liabilities and equity	$984,880		$916,548

Net interest spread (5)		2.30%		2.68%
Net interest margin (5) (6)		2.74%		3.01%
Net interest margin, TE (7)		2.80%		3.04%
Return on average assets (8)		0.57%		0.52%
Return on average equity (9)		9.59%		8.74%

(1)             Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)             Includes federal funds sold and Federal Home Loan Bank stock.

(3)             Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)             Includes $290 expense in December 2006 for unamortized debt issuance costs.

(5)             Percentages for the nine months ended March 31, 2007 and March 31, 2006 have been annualized.

(6)             Net interest margin is net interest income divided by average interest-earning assets.

(7)             Net interest margin expressed on a fully taxable equivalent basis.

(8)             Ratio of net income to average total assets.

(9)             Ratio of net income to average equity.